EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
Service Properties Trust Announces Fourth Quarter and Year End 2019 Results
Fourth Quarter Net Loss of $(0.09) Per Common Share
Fourth Quarter Normalized FFO of $0.92 Per Common Share
Sold More Than $500 Million of Net Lease Assets During the Fourth Quarter
Combined Existing Agreements With Marriott Into a Single Portfolio with an Extended Term,
Increased Credit Support and Agreed to Sell Certain Hotels
Restructured Business Arrangements with Sonesta

Newton, MA (February 28, 2020). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter and year ended December 31, 2019:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	($ in thousands, except per share data)
Net income (loss)	$(14,893)	$(108,860)	$259,750	$185,734
Net income (loss) per common share	$(0.09)	$(0.66)	$1.58	$1.13
Adjusted EBITDAre (1)	$227,013	$149,773	$851,431	$805,303
Normalized FFO (1)	$151,622	$99,994	$620,663	$605,708
Normalized FFO per common share (1)	$0.92	$0.61	$3.78	$3.69

(1)
Additional information and reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO, for the quarters and years ended December 31, 2019 and 2018 appear later in this press release.

John Murray, President and Chief Executive Officer of SVC, made the following statement:
"We are pleased to have reached agreement with Marriott to extend our relationship, strengthen the credit support for SVC’s minimum returns and provide SVC the opportunity to sell non-core hotels, which, together with ongoing renovation activity, is expected to result in improved coverage of SVC’s minimum returns for the Marriott portfolio. We also continue to make significant progress on our previously announced disposition plan as we have sold 130 net lease properties for $513 million and are at various stages of marketing 53 hotels for sale or rebranding."
“We also entered agreements to restructure our business arrangements with Sonesta on terms that we believe will benefit both us and Sonesta, pursuant to which we will be exiting all 39 extended stay hotels currently managed by Sonesta.”

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

"In the fourth quarter, comparable hotel RevPAR declined 0.2% compared to the prior year period due in part to occupancy decreases from 15 hotels under renovation, four of which were relatively higher revenue contributing full service hotels that impacted our Sonesta, Marriott and IHG portfolios. Comparable RevPAR for non-renovation hotels increased by 0.3%."
Results for the Quarter and Year Ended December 31, 2019 and Recent Activities:

•
Net Income (loss): Net loss for the quarter ended December 31, 2019 was $14.9 million, or $0.09 per diluted common share, compared to a net loss of $108.9 million, or $0.66 per diluted common share, for the quarter ended December 31, 2018. Net loss for the quarter ended December 31, 2019 includes a $39.3 million, or $0.24 per diluted common share, loss on asset impairment. Net loss for the quarter ended December 31, 2018 includes $106.1 million, or $0.65 per diluted common share, of net unrealized losses on equity securities and $53.6 million, or $0.33 per diluted common share, of business management incentive fee expense. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the quarters ended December 31, 2019 and 2018, respectively.

Net income for the year ended December 31, 2019 was $259.8 million, or $1.58 per diluted common share, compared to net income of $185.7 million, or $1.13 per diluted common share, for the year ended December 31, 2018. Net income for the year ended December 31, 2019 includes a $159.5 million, or $0.97 per diluted common share, gain on sale of real estate, $40.5 million, or $0.25 per diluted common share, of net unrealized losses on equity securities, a $39.3 million, or $0.24 per diluted common share, loss on asset impairment and an $8.5 million, or $0.05 per diluted common share, loss on early extinguishment of debt. Net income for the year ended December 31, 2018 includes $53.6 million, or $0.33 per diluted common share, of business management incentive fee expense and $16.7 million, or $0.10 per common share, of net unrealized losses on equity securities. The weighted average number of diluted common shares outstanding was 164.3 million for both the years ended December 31, 2019 and 2018.

•	Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended December 31, 2019 compared to the same period in 2018 increased 51.6% to $227.0 million.
Adjusted EBITDAre for the year ended December 31, 2019 compared to 2018 increased 5.7% to $851.4 million.

•
Normalized FFO: Normalized FFO for the quarter ended December 31, 2019 were $151.6 million, or $0.92 per diluted common share, compared to Normalized FFO of $100.0 million, or $0.61 per diluted common share, for the quarter ended December 31, 2018. Normalized FFO for the quarter ended December 31, 2018 includes $53.6 million, or $0.33 per diluted common share, of business management incentive fee expense.

Normalized FFO for the year ended December 31, 2019 were $620.7 million, or $3.78 per diluted common share, compared to Normalized FFO of $605.7 million, or $3.69 per diluted common share, for the year ended December 31, 2018. Normalized FFO for the year ended December 31, 2018 includes $53.6 million, or $0.33 per diluted common share, of business management incentive fee expense.
Recent Acquisition and Disposition Activities:
In October 2019, SVC acquired the 261 room Kimpton Palomar Hotel in Chicago, IL for a purchase price of $55.0 million, excluding acquisition related costs. SVC added this Kimpton® branded hotel to its management agreement with InterContinental Hotels Group, plc (LON: IHG; NYSE: IHG (ADRs)), or IHG.
During the quarter ended December 31, 2019, SVC sold 130 net lease properties with an aggregate of approximately 2.8 million square feet in 28 states with leases requiring aggregate annual minimum rent of $43.2 million for aggregate proceeds of $513.0 million, excluding closing costs.

In February 2020, SVC entered into an agreement to acquire three net lease properties with approximately 6,696 square feet in two states with leases requiring an aggregate of $0.4 million of annual minimum rent for an aggregate sales price of $7.0 million, excluding closing costs.
Since January 1, 2020, SVC has sold four vacant net lease properties with approximately 160,434 square feet in three states for an aggregate sales price of $5.0 million, excluding closing costs.
SVC is currently marketing for sale 20 Wyndham Hotels & Resorts, Inc. (NYSE: WH), or Wyndham, branded hotels with an aggregate net carrying value of $111.3 million. As previously announced, SVC is also marketing for sale or rebranding 33 of its 122 hotels managed by Marriott International, Inc. (Nasdaq: MAR), or Marriott, with an aggregate net carrying value of $224.9 million.
Marriott Agreements: On December 31, 2019, SVC entered agreements with Marriott which combined its three then-existing Marriott operating agreements, historically referred to as the Marriott Nos. 1, 234 and 5 agreements, into a single portfolio for a 16-year term commencing January 1, 2020, or the Marriott Agreement. The Marriott Nos. 1, 234 and 5 agreements included 122 hotels, provided for aggregate annual minimum returns and rents due to SVC of $192.2 million and were scheduled to expire on December 31, 2024, 2025 and 2019, respectively. The Marriott Agreement expires on December 31, 2035 and initially requires aggregate annual minimum returns to SVC of $190.6 million. The then existing security deposit held by SVC for the Marriott No. 234 agreement ($33.4 million as of December 31, 2019) will continue to secure payment of the aggregate annual minimum returns due to SVC under the Marriott Agreement and may be replenished up to the security deposit cap of $64.7 million from 60% of the cash flows realized from operations of the 122 hotels after payment of the aggregate annual minimum returns due to SVC, Marriott’s base management fees and certain other advances by SVC or Marriott, if any. Marriott provided a new $30.0 million limited guaranty for 85% of the aggregate annual minimum returns due to SVC through 2026 under the Marriott Agreement if the security deposit is exhausted. Under the Marriott Agreement, SVC agreed to fund approximately $400 million for capital improvements at certain hotels over a four year period.
Sonesta Agreements: On February 27, 2020, SVC entered into a transaction agreement with Sonesta Holdco Corporation, or Sonesta, pursuant to which SVC and Sonesta agreed to modify their existing business arrangements, as follows:

•
SVC and Sonesta have agreed to sell, rebrand or repurpose all 39 SVC owned extended stay hotels managed by Sonesta with an aggregate carrying value of $480.5 million, which currently require aggregate annual minimum returns of $49.5 million. As the hotels are sold, rebranded or repurposed, SVC's annual minimum returns due from Sonesta will decrease by the applicable amount allocated to each hotel;

•	Sonesta will continue to manage 14 full-service hotels owned by SVC and the annual minimum returns due for these hotels will be reduced from $99.0 million to $69.0 million;

•	SVC received an approximately 34% equity interest in Sonesta;

•
The amended management agreements require that up to 5% of hotel gross revenue be escrowed for future capital expenditures as “FF&E reserves,” subject to available cash flow after payment of SVC’s minimum returns;

•
The performance termination provisions under the Sonesta agreements were modified to a portfolio wide performance test for determining whether the management agreement for any of SVC's full-service hotels managed by Sonesta may be terminated for performance reasons and the non-economic provisions that previously allowed SVC to terminate an individual management agreement were removed; and

•
The initial expiration dates of the management agreements for SVC's full-service hotels located in Chicago, IL and Irvine, CA and managed by Sonesta were extended to align with the remainder of the Sonesta portfolio and now expire in January 2037.

Except as described above, the economic terms of the Sonesta agreements are consistent with the historical Sonesta agreements.
Hotel Portfolio:
As of December 31, 2019, SVC had eight operating agreements with six hotel operating companies for 329 hotels with 51,349 rooms, which represented 62% of SVC’s total annual minimum returns and rents.

•
Hotel RevPAR (comparable hotels): For the quarter ended December 31, 2019 compared to the same period in 2018 for SVC’s 321 comparable hotels: average daily rate, or ADR, decreased 2.1% to $122.55; occupancy increased 1.3 percentage points to 69.5%; and revenue per available room, or RevPAR, decreased 0.2% to $85.17.

For the year ended December 31, 2019 compared to the same period in 2018 for SVC’s 319 comparable hotels: ADR decreased 1.1% to $126.30; occupancy decreased 0.3 percentage points to 73.0%; and RevPAR decreased 1.5% to $92.20.

•
Hotel RevPAR (all hotels): For the quarter ended December 31, 2019 compared to the same period in 2018 for SVC’s 329 hotels that were owned as of December 31, 2019: ADR decreased 3.1% to $123.78; occupancy decreased 0.1 percentage points to 68.2%; and RevPAR decreased 3.3% to $84.42.

For the year ended December 31, 2019 compared to the same period in 2018 for SVC’s 329 hotels that were owned as of December 31, 2019: ADR decreased 1.5% to $128.76; occupancy decreased 0.9 percentage points to 72.5%; and RevPAR decreased 2.7% to $93.35.

•
Hotel Coverage of Minimum Returns and Rents: For the quarter ended December 31, 2019, the aggregate coverage of SVC's minimum returns or rents decreased to 0.72x from 0.77x for the quarter ended December 31, 2018.

For the year ended December 31, 2019, the aggregate coverage ratio of SVC's minimum returns or rents decreased to 0.86x from 0.97x for the year ended December 31, 2018.

Hotel Managers and Tenants:

•
Marriott Agreements: As of December 31, 2019, 122 of SVC’s hotels were operated by subsidiaries of Marriott under three agreements. SVC’s Marriott No. 1 agreement included 53 hotels and provided for annual minimum return payments to SVC of $71.9 million as of December 31, 2019 (approximately $18.0 million per quarter). During the three months ended December 31, 2019, SVC realized returns under its Marriott No. 1 agreement of $16.4 million. Because there was no guarantee or security deposit for this agreement, the minimum returns SVC received under this agreement were limited to available hotel cash flows after payment of hotel operating expenses and funding of an FF&E reserve. SVC’s Marriott No. 234 agreement included 68 hotels and required annual minimum returns to SVC of $110.4 million as of December 31, 2019 (approximately $27.6 million per quarter). During the three months ended December 31, 2019, SVC realized returns under its Marriott No. 234 agreement of $27.4 million. SVC’s Marriott No. 234 agreement was partially secured by a security deposit and a limited guaranty from Marriott; during the three months ended December 31, 2019, SVC reduced the available security deposit by $3.2 million to cover shortfalls in hotel cash flows available to pay the minimum returns due to SVC during the period. As of December 31, 2019, the available security deposit from Marriott for the Marriott No. 234 agreement was $33.4 million. SVC's Marriott No. 5 agreement included one resort hotel in Kauai, HI which was leased to Marriott on a full recourse basis. The contractual rent due to SVC for this hotel for the three months ended December 31, 2019 of $2.6 million was paid to SVC.

•
IHG Agreement: As of December 31, 2019, 103 of SVC’s hotels were operated by subsidiaries of IHG under one agreement requiring annual minimum returns and rents to SVC of $216.2 million as of December 31, 2019 (approximately $54.1 million per quarter). During the three months ended December 31, 2019, SVC realized returns and rents under its IHG agreement of $52.9 million. SVC's IHG agreement is partially secured by a security deposit. During the three months ended December 31, 2019, SVC reduced the available security deposit by $10.0 million to cover shortfalls in hotel cash flows available to pay the minimum returns and rents due to SVC during the period. As of December 31, 2019, the available IHG security deposit which SVC held to pay future payment shortfalls was $75.7 million.

•
Sonesta Agreement: As of December 31, 2019, 53 of SVC’s hotels were operated under a management agreement with Sonesta requiring annual minimum returns of $146.8 million as of December 31, 2019 (approximately $36.7 million per quarter). During the three months ended December 31, 2019, SVC realized returns under its Sonesta agreement of $9.8 million. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows after payment of hotel operating expenses including management and related fees.

On November 1, 2019, SVC rebranded two full service hotels previously managed by Wyndham in Chicago, IL and Irvine, CA to the Sonesta brands under a short term agreement with Sonesta that expire on December 31, 2020 and which, pursuant to the modifications of SVC's business arrangements, as further described above, now expires in January 2037.
SVC currently leases 48 vacation units in the Chicago, IL Sonesta hotel to a subsidiary of Wyndham Destinations, Inc. (NYSE: WYND), or Destinations, which requires annual minimum rent of $1.5 million (approximately $0.4 million per quarter). SVC amended this lease so the term of the lease expires on March 31, 2020, at which time Destinations will vacate the leased space.

•
Wyndham Agreement: As of December 31, 2019, 20 of SVC's hotels were operated under a management agreement with subsidiaries of Wyndham that previously required annual minimum returns of $18.9 million as of December 31, 2019 (approximately $4.7 million per quarter). As previously announced, SVC is exiting its relationship with Wyndham and expects to sell all 20 hotels managed by Wyndham. SVC amended its agreement with Wyndham in October 2019 whereby the term of the management agreement will expire on December 31, 2020 unless sooner terminated by SVC with respect to any hotels that are sold. Prior to the amendment, Wyndham had previously depleted its guarantee and was paying 85% of the annual minimum returns due to SVC to avoid defaulting the agreement. Under the amendment, payment by Wyndham is limited to available cash flows after payment of operating expenses. Wyndham is not entitled to any management fees for the remainder of the agreement. During the three months ended December 31, 2019, SVC realized returns under its Wyndham agreement of $2.2 million.

•
Other Hotel Agreements: As of December 31, 2019, SVC's remaining 31 hotels were managed under two agreements: one management agreement with a subsidiary of Hyatt Hotels Corporation (NYSE: H), or Hyatt, for 22 hotels requiring annual minimum returns of $22.0 million (approximately $5.5 million per quarter); and one management agreement with a subsidiary of Radisson Hospitality, Inc., or Radisson, for nine hotels, requiring annual minimum returns of $20.4 million (approximately $5.1 million per quarter); minimum returns due to SVC are partially guaranteed under the Hyatt and Radisson agreements.

Net Lease Portfolio:
As of December 31, 2019, SVC owned 816 net lease service-oriented retail properties with an aggregate of 14.9 million square feet requiring aggregate annual minimum rent of $381.7 million which represented 38% of SVC's total annual minimum returns and rents. The portfolio was 98% leased by 194 tenants operating under 131 brands in 23 distinct industries with a weighted (by annual minimum rent) average lease term of 11.4 years. As of the quarter ended December 31, 2019, the aggregate coverage of SVC’s net lease portfolio's minimum rent was 2.32x. TravelCenters of America Inc. (Nasdaq: TA), or TA, is SVC's largest tenant. As of December 31, 2019, SVC leased to TA a total of 179 travel centers under five leases that expire between 2029 and 2035 and require annual minimum rents of $246.1 million.
Leasing and Occupancy:
During the quarter ended December 31, 2019, SVC entered lease renewals for an aggregate of 217,807 rentable square feet at weighted (by rentable square feet) average rents that were 0.75% below prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was 8.1 years and leasing concessions and capital commitments for these leases were $0.6 million, or $0.31 per square foot, per lease year.
Conference Call:
At 10:00 a.m. Eastern Time this morning, John Murray, Chief Executive Officer, Brian Donley, Chief Financial Officer, and Todd Hargreaves, Vice President, will host a conference call to discuss SVC's fourth quarter 2019 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Friday, March 6, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10137809.
A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s fourth quarter conference call is strictly prohibited without the prior written consent of SVC.

Supplemental Data:
A copy of SVC’s Fourth Quarter 2019 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.
Service Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 151 distinct brands across 24 industries. SVC’s properties are primarily operated under long-term management or lease agreements. SVC is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), or RMR Inc., an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including earnings before interest, taxes, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDAre, Adjusted EBITDAre, funds from operations, or FFO, and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income as presented in SVC’s consolidated statements of income. SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs.
Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Comparable Hotels Data:
SVC presents RevPAR, ADR and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For the three months ended December 31, 2019 and 2018, SVC excluded eight hotels from its comparable results. Four of these hotels were not owned for the entire periods and four were closed for major renovations during part of the periods presented. For the years ended December 31, 2019 and 2018, SVC excluded ten hotels from its comparable results. Six of these hotels were not owned for the entire periods and four were closed for major renovations during part of the periods presented.
Minimum Rent and Return Coverage:
Hotel coverage is calculated as total hotel revenues minus all hotel expenses and FF&E reserve escrows which are not subordinated to minimum returns due to SVC divided by the minimum returns or rents due to SVC.
SVC defines net lease coverage as earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. EBITDAR amounts used to determine rent coverage are generally for the latest twelve month period reported based on the most recent operating information, if any, furnished by the tenant. Tenants that do not report operating information are excluded from the coverage calculations.

SERVICE PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Hotel operating revenues (1)	$467,805	$464,315	$1,989,173	$1,958,598
Rental income (2)	111,727	85,263	322,236	330,806
FF&E reserve income (3)	1,374	1,221	4,739	5,132
Total revenues	580,906	550,799	2,316,148	2,294,536

Expenses:
Hotel operating expenses (1)	334,916	334,944	1,410,927	1,387,065
Other operating expenses	3,938	1,354	8,357	5,290
Depreciation and amortization	126,727	102,769	428,448	403,077
General and administrative (4) (10)	17,733	66,582	54,639	104,862
Acquisition and transaction related costs (5)	1,795	—	1,795	—
Loss on asset impairment (6)	39,296	—	39,296	—
Total expenses	524,405	505,649	1,943,462	1,900,294

Gain on sale of real estate (7)	—	—	159,535	—
Dividend income	—	876	1,752	2,754
Unrealized gains (losses) on equity securities, net (8)	3,300	(106,085)	(40,461)	(16,737)
Interest income	441	435	2,215	1,528
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $3,288, $2,570, $11,117 and $10,177, respectively)	(73,384)	(49,624)	(225,126)	(195,213)
Loss on early extinguishment of debt (9)	—	—	(8,451)	(160)
Income (loss) before income taxes and equity in earnings of an investee	(13,142)	(109,248)	262,150	186,414
Income tax (expense) benefit	(1,527)	754	(2,793)	(1,195)
Equity in earnings (losses) of an investee	(224)	(366)	393	515
Net income (loss)	$(14,893)	$(108,860)	$259,750	$185,734

Weighted average common shares outstanding (basic)	164,364	164,278	164,312	164,229
Weighted average common shares outstanding (diluted)	164,364	164,278	164,340	164,258

Net income (loss) per common share (basic and diluted)	$(0.09)	$(0.66)	$1.58	$1.13
See Notes on pages 10 and 11

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Calculation of FFO and Normalized FFO: (11)
Net income (loss)	$(14,893)	$(108,860)	$259,750	$185,734
Add (Less): Depreciation and amortization	126,727	102,769	428,448	403,077
Gain on sale of real estate (7)	—	—	(159,535)	—
Loss on asset impairment (6)	39,296	—	39,296	—
Unrealized (gains) and losses on equity securities, net (8)	(3,300)	106,085	40,461	16,737
FFO	147,830	99,994	608,420	605,548
Add: Acquisition and transaction related costs (5)	1,795	—	1,795	—
Loss on early extinguishment of debt (9)	—	—	8,451	160
Loss contingency (10)	1,997	—	1,997	—
Normalized FFO	$151,622	$99,994	$620,663	$605,708

Weighted average common shares outstanding (basic)	164,364	164,278	164,312	164,229
Weighted average common shares outstanding (diluted)	164,364	164,278	164,340	164,258

Basic and diluted per common share amounts:
FFO	$0.90	$0.61	$3.70	$3.69
Normalized FFO	$0.92	$0.61	$3.78	$3.69
Distributions declared per share	$0.54	$0.53	$2.15	$2.11

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre: (12)
Net income	$(14,893)	$(108,860)	$259,750	$185,734
Add (Less): Interest expense	73,384	49,624	225,126	195,213
Income tax expense	1,527	(754)	2,793	1,195
Depreciation and amortization	126,727	102,769	428,448	403,077
EBITDA	186,745	42,779	916,117	785,219
Add (Less): Gain on sale of real estate (7)	—	—	(159,535)	—
Loss on asset impairment (6)	39,296	—	39,296	—
EBITDAre	226,041	42,779	795,878	785,219
Add (Less): General and administrative expense paid in common shares (13)	480	909	2,849	3,187
Acquisition and transaction related costs (5)	1,795	—	1,795	—
Loss on early extinguishment of debt (9)	—	—	8,451	160
Unrealized (gains) and losses on equity securities, net (8)	(3,300)	106,085	40,461	16,737
Loss contingency (10)	1,997	—	1,997	—
Adjusted EBITDAre	$227,013	$149,773	$851,431	$805,303
See Notes on pages 10 and 11

(1)
As of December 31, 2019, SVC owned 329 hotels; 327 of these hotels were managed by hotel operating companies and two hotels were leased to hotel operating companies. As of December 31, 2019, SVC also owned 816 net lease properties. SVC’s consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income and other operating expenses from its leased hotels and net lease properties. Certain of SVC's managed hotels had net operating results that were, in the aggregate, $48,897 and $31,610 less than the minimum returns due to SVC for the three months ended December 31, 2019 and 2018, respectively, and $96,744 and $50,203 less than the minimum returns due to SVC for the years ended December 31, 2019 and 2018, respectively. When managers of these hotels are required to fund the shortfalls under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings (including security deposit applications) in its consolidated statements of income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $15,907 and $6,748 for the three months ended December 31, 2019 and 2018, respectively, and $29,897 and $5,569 for the years ended December 31, 2019 and 2018, respectively. When SVC reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to SVC of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided SVC with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. SVC had shortfalls at certain of its managed hotel portfolios not funded by the managers of these hotels under the terms of its management agreements of $28,374 and $15,981 for the three months ended December 31, 2019 and 2018, respectively, and $69,929 and $44,634 for the years ended December 31, 2019 and 2018, respectively, which represent the unguaranteed portions of SVC's minimum returns from its Sonesta and Wyndham agreements. Certain of SVC’s managed hotel portfolios had net operating results that were, in the aggregate, $10,702 and $35,464 more than the minimum returns due to SVC for the years ended December 31, 2019 and 2018, respectively. The net operating results of SVC's managed hotel portfolios did not exceed the minimum returns due to SVC for either of the three months ended December 31, 2019 or 2018. Certain of SVC's guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to SVC pursuant to the terms of the applicable agreements. When SVC's guarantees and security deposits are replenished by cash flows from hotel operations, SVC reflects such replenishments in its consolidated statements of income as an increase to hotel operating expenses. SVC had $734 and $10,743 of guaranty and security deposit replenishments for the years ended December 31, 2019 and 2018, respectively. There were no such replenishments for the either of the three months ended December 31, 2019 or 2018.

(2)
SVC reduced rental income by $3,351 and $10,719 in the three months and year ended December 31, 2019, respectively, and increased rental income by $3,150 and $12,509 for the three months and year ended December 31, 2018, respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TA and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight line basis. Rental income also includes $4,238 and $3,695 in both the three months and years ended December 31, 2019 and 2018, respectively, of percentage rental income.

(3)
Various percentages of total sales at certain of SVC’s hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels. SVC reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. SVC does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.

(4)
Incentive fees under SVC’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in SVC’s consolidated statements of income. In calculating net income (loss) in accordance with GAAP, SVC recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although SVC recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income (loss), SVC does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. General and administrative expense includes $53,635 of business management incentive fee expense for both the three months and year ended December 31, 2018. No business management incentive fee expense was recorded for the three months and year ended December 31, 2019.

(5)	Acquisition and transaction related costs represents costs related to SVC's exploration of possible financing transactions.

(6)
SVC recorded a $39,296 loss on asset impairment during the three months ended December 31, 2019 to reduce the carrying value of 19 net lease properties to their estimated fair value less costs to sell and two hotels to their estimated fair value.

(7)	SVC recorded a $159,535 gain on sale of real estate during the three months ended March 31, 2019 in connection with the sales of 20 travel centers.

(8)
Unrealized gains and (losses) on equity securities, net represent the adjustment required to adjust the carrying value of SVC's investments in RMR Inc. and TA common shares to their fair value. SVC sold its shares in RMR Inc. on July 1, 2019.

(9)
SVC recorded a loss of $8,451 on early extinguishment of debt in the year ended December 31, 2019 related to the termination of a term loan commitment SVC arranged in connection with the acquisition of a net lease portfolio. SVC also recorded a loss of $160 on early extinguishment of debt in the year ended December 31, 2018 in connection with amending its revolving credit facility and term loan.

(10)	SVC recorded a $1,997 loss contingency during the three months ended December 31, 2019 for an expected settlement of a historical pension withdrawal liability for a hotel it rebranded.

(11)
SVC calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income (loss), calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain SVC’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC's distribution rate as a percentage of the trading price of its common shares, or dividend yield, and the dividend yield of other REITs, SVC’s expectation of its future capital requirements and operating performance, and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.

(12)
SVC calculates EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to SVC. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.

(13)	Amounts represent the equity compensation for SVC’s trustees, its officers and certain other employees of SVC’s manager.

SERVICE PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	As of December 31,
	2019	2018
ASSETS
Real estate properties:
Land	$2,066,602	$1,626,239
Buildings, improvements and equipment	9,318,434	7,896,734
Total real estate properties, gross	11,385,036	9,522,973
Accumulated depreciation	(3,120,761)	(2,973,384)
Total real estate properties, net	8,264,275	6,549,589
Acquired real estate leases and other intangibles	378,218	105,749
Assets held for sale	87,493	144,008
Cash and cash equivalents	27,633	25,966
Restricted cash	53,626	50,037
Due from related persons	68,653	91,212
Other assets, net	154,069	210,518
Total assets	$9,033,967	$7,177,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$377,000	$177,000
Unsecured term loan, net	397,889	397,292
Senior unsecured notes, net	5,287,658	3,598,295
Security deposits	109,403	132,816
Accounts payable and other liabilities	335,696	211,332
Due to related persons	20,443	62,913
Total liabilities	6,528,089	4,579,648

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,563,034 and 164,441,709 shares issued and outstanding, respectively	1,646	1,644
Additional paid in capital	4,547,529	4,545,481
Cumulative other comprehensive loss	—	(266)
Cumulative net income available for common shareholders	3,491,645	3,231,895
Cumulative common distributions	(5,534,942)	(5,181,323)
Total shareholders’ equity	2,505,878	2,597,431
Total liabilities and shareholders’ equity	$9,033,967	$7,177,079

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever SVC uses words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "will", "may" and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC's control. For example:

•
The press release references recent agreements SVC entered into with Marriott and Sonesta that change SVC's historical business arrangements with those managers and which Mr. Murray states SVC expects will be beneficial to SVC, including certain particular benefits such as strengthened credit support for SVC’s minimum returns from Marriott and improved coverage of SVC’s minimum returns for its Marriott portfolio. However, SVC cannot be sure that it will realize the benefits it expects from these agreements.

•
Mr. Murray states that SVC is at various stages of marketing for sale or rebranding 53 hotels that were a part of its previously announced disposition plan. In addition, this press release reports that SVC will be exiting all 39 of the extended stay hotels currently managed by Sonesta. SVC cannot be sure it will be able to sell, rebrand or repurpose any of these hotels and any sales it may complete may be at prices less than SVC expects and less than net book value. SVC may incur losses in connection with any sale, rebranding or repurposing of these hotels. In addition, SVC cannot be sure that any hotels it may rebrand or repurpose will result in improved performance. In fact, rebranding or repurposing hotels likely will result in short term disruption to operations of these hotels.

•
Mr. Murray indicates in this press release that comparable hotels that were not under renovation during the fourth quarter had increased RevPAR as compared to RevPAR declines for hotels that were under renovation. These statements may imply that SVC's comparable hotels that were impacted by renovation activities will experience improved RevPAR performance once those hotels are no longer impacted by those matters similar to or better than the RevPAR experienced by SVC's other hotels. In fact, those comparable hotels, excluding the impact of renovations, may not realize similar RevPAR performance.

•
Certain of SVC's operating agreements are secured by guarantees or security deposits from SVC's managers and tenants. This may imply that minimum returns and rents due to SVC will be paid. In fact, certain of these guarantees and security deposits are limited in amount and duration and all the guarantees are subject to the guarantors' abilities and willingness to pay. SVC cannot be sure of the future financial performance of SVC's properties and whether such performance will cover SVC's minimum returns and rents, whether the guarantees or security deposits will be adequate to cover future shortfalls in the minimum returns or rents due to SVC which they guarantee or secure, or regarding SVC's managers', tenants' or guarantors' future actions if and when the guarantees and security deposits expire or are depleted or their abilities or willingness to pay minimum returns and rents owed to SVC. Moreover, the security deposits SVC holds are not segregated from SVC's other assets and, although the application of security deposits to cover payments shortfalls will result in SVC recording income, it will not result in SVC receiving additional cash.

•
SVC has no guarantees or security deposits for the minimum returns due to SVC from SVC's Sonesta or Wyndham agreements. Accordingly, SVC may receive amounts that are less than the contractual minimum returns stated in these agreements.

The information contained in SVC's filings with the SEC, including under the caption "Risk Factors" in SVC's periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC's forward-looking statements. SVC's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(end)